Exhibit 2.1


                             PLAN OF REORGANIZATION
                                       AND
                               AGREEMENT OF MERGER


         THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (the "Merger Agreement"), by and between ORSUS XELENT TECHNOLOGIES, INC., a Delaware corporation (the "subsidiary"), and UNIVERSAL FLIRTS CORP, a Delaware corporation (the "Parent"), said corporations being hereafter collectively referred to as the "Constituent Corporations", is made and entered into on this 7th day of April, 2005.

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interest of each such corporation and their respective shareholders that Subsidiary be merged with and into Parent in the manner contemplated herein and have adopted resolutions approving this Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the merger of Subsidiary with and into Parent (the "Merger"), the mode of effectuating the same, and such other details and provisions as are deemed desirable, the parties hereto have agreed, and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                    ARTICLE 1

                                 Plan of Merger

         1.1 Merger. On the Effective Date (as hereinafter defined), in accordance with the provisions of Section 253 of the General Corporation Law of Delaware and Section 368(a)(1)(A) of the Internal Revenue Code of 1986, Subsidiary shall be merged with and into Parent, which shall be sometimes referred to herein as the "Surviving Corporation", upon the terms set forth in the subsequent provisions of this Merger Agreement.

         1.2 Effective Date and Closing. The Merger shall become effective on April 18, 2005. The date and time at which the Merger becomes effective shall be the "Effective Date" referred to in this Merger Agreement. The closing (the "Closing") shall be held at the offices of Parent, or such other place as the parties hereto may agree upon, immediately prior to the Effective Date. The date on which the Closing is held is hereinafter referred to as the "Closing Date".

         1.3 Disposition of Shares. The mode of carrying the Merger into effect and the manner and the disposition of the shares of the Constituent Corporations shall be as follows:





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                  (a) Parent  Shares.  Each share of the Common  Stock of Parent issued and outstanding immediately prior to the Effective Date of the Merger shall be retained by the shareholders of Parent as shares of the Surviving Corporation.

                  (b) Subsidiary Shares. At the Effective Date of the Merger, each share of issued and outstanding Common Stock of Subsidiary shall be canceled.

         1.4 Effect of Merger. At the Effective Date the existence of Subsidiary as a distinct entity shall cease. At that time all rights, privileges, powers, franchises and interests of Parent and Subsidiary, respectively, in and to every type of property, whether real, personal or mixed, and chooses in action shall be transferred to and vested in Parent by virtue of the Merger without any deed or other transfer. Parent, without any order or other action on the part of any court or otherwise, shall possess all and singular the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties of the Constituent Corporations, and all property, whether real, personal or mixed, of each of the Constituent Corporations, and all debts due to any of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of said Constituent Corporations, shall be vested in Parent. All property, rights, privileges, powers and franchises, and all and every other interest of the Constituent Corporations as of the Effective Date shall thereafter be the property of Parent to the same extent and effect as such was of the respective Constituent Corporations prior to the Effective Date, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of any of the Constituent Corporations shall thenceforth attach to Parent and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by Parent. Parent shall carry on business with the assets of the Constituent Corporations. The established offices and facilities of Parent and Subsidiary immediately prior to the Merger shall become the established offices and facilities of Parent.

         1.5 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of Parent, as existing on the Effective Date, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until altered or amended as provided by law, except that pursuant to the Merger the name of the Parent shall be changed to Orsus Xelent Technologies, Inc.

         1.6 Bylaws of Surviving Corporation. The Bylaws of Parent, as existing on the Effective Date, shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in the Bylaws or as provided by law.

         1.7 Directors and Officers of Surviving Corporation. The Directors and Officers of Parent shall be and become the Directors and Officers, respectively, of the Surviving Corporation until their successors shall be duly elected and qualified or until their sooner death, resignation or removal.


                                    ARTICLE 2

                           Interim Conduct of Business

         Except as hereinafter set forth, pending consummation of the Merger, each of the Constituent Corporations will carry on its business in substantially the same manner as heretofore and will use its best efforts to maintain its business organization intact, and to maintain its relationships with customers and others having business relationships with it.

         Notwithstanding the preceding, except with the prior consent in writing from Parent, pending consummation of the Merger, Subsidiary shall not:

                  (a) Declare or pay any dividend or make any other distribution on its shares.

                  (b) Create or issue any indebtedness for borrowed money.

                  (c) Enter into any transaction other than those involved in carrying on its business in the ordinary course of business.




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                                    ARTICLE 3

                               General Provisions

         3.1 Headings. The section and paragraph headings or titles herein are for convenience and do not limit the scope or effect of any provision of this Merger Agreement.

         3.2 Binding Agreement. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Merger Agreement may not be assigned by any party without the written consent of the other party.

         3.3 Amendments. This Merger Agreement may be amended only by an instrument in writing executed by all parties hereto.

         3.4 Counterparts. This Merger Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         3.5 Governing Law. This Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         3.6 Entire Agreement. This Merger Agreement contains the entire agreement between Subsidiary and Parent with respect to the transactions contemplated herein and supersedes all previous negotiations, commitments and writings.


         IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Merger Agreement to be signed in its corporate name by its duly authorized officer as of the date first above written.

                                     PARENT:

                                                 UNIVERSAL FLIRTS CORP


                                                 By: /s/ Wang Xin
                                                    ----------------------------
                                                    WANG XIN,
                                                    Chief Executive Officer


                                                 SUBSIDIARY:

                                                 ORSUS XELENT TECHNOLOGIES, INC.


                                                 By: /s/ Wang Xin
                                                    ----------------------------
                                                    WANG XIN,
                                                    Chief Executive Officer




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